                                                                  EXHIBIT (h)(4)


                              OMNIBUS FEE AGREEMENT


         THIS AGREEMENT is made as of this 1st day of August, 1999, by and between M.S.B. FUND, INC. (the " Company"), a New York corporation having its principal place of business at 230 West Monroe Street, Chicago Illinois 60606 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Company and BISYS have entered into an Administration Agreement dated as of August 1, 1999, a Fund Accounting Agreement dated as of August 1, 1999 and a Transfer Agency Agreement dated as of August 9, 1999, concerning the provision of administration, fund accounting and transfer agency services, respectively, for the current investment portfolio of the Company and any additional investment portfolios that may hereafter be created (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the parties desire to set forth the compensation payable to BISYS by the Company under the Administration Agreement, Fund Accounting Agreement and Transfer Agency Agreement (collectively the "Service Agreements") in a separate written document.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. The parties have agreed that a single integrated fee shall be paid by the Company as compensation to BISYS for such services performed under the Service Agreements. The aggregate amount of the compensation due and payable to BISYS for such services is set forth in Schedule A hereto. Such compensation shall be payable during the term of the Service Agreements. In addition to the foregoing, BISYS shall be reimbursed for certain out-of-pocket expenses, as more fully set forth in the Service Agreements.

         2. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                          M.S.B. FUND, INC.

                                          By: /s/ M.S.B. Fund, Inc.
                                             -----------------------------------
                                          Title: Vice President
                                                --------------------------------


                                          BISYS FUND SERVICES OHIO, INC.

                                          By: /s/ BISYS Fund Services Ohio, Inc.
                                             -----------------------------------

                                          Title: President
                                                --------------------------------

                                   SCHEDULE A

                          TO THE OMNIBUS FEE AGREEMENT
                       DATED THIS 1ST DAY OF AUGUST, 1999
                                     BETWEEN
                                M.S.B. FUND, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                      FEES

1.       Asset-Based Fees

         The Company shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                      Ten one-hundredths of one percent (.10%) of each Fund's average daily net assets up to $200 million;

                      Seven and one-half one-hundredths of one percent (.075%) of each Fund's average daily net assets in excess of $200 million up to $400 million;

                      Five one-hundredths of one percent (.05%) of each Fund's average daily net assets in excess of $400 million up to $600 million; and

                      Three one-hundredths of one percent (.03%) of each Fund's average daily net assets in excess of $600 million.

2.       Annual Minimum Fees

         The asset-based fees described herein shall be subject to the following per Fund annual minimum fee of $80,400.

3.       Per Account Fees

         BISYS shall be entitled to receive a $15.00 per account per Fund annual processing fee. Such fee shall be subject to a monthly minimum fee of $1,500. The per account fees will not begin to accrue until August 9, 1999.

4.       Reimbursement of Expenses

         The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in the Service Agreements.




                                      A-2